Exhibit 99.1

Ikena Oncology Outlines Key Priorities and Provides Corporate Updates

IK-930 optimized formulation now in the clinic; on track to deliver additional monotherapy data in 2H 2024

IK-595 first cohort treated and cleared safety evaluation window

Focused execution on core targeted oncology clinical programs; organizational reallocation of resources from exploratory discovery to clinical development of IK-930 and IK-595

Ended 2023 in strong financial position with approximately $175 million in cash; runway extended into 2H 2026

BOSTON, Jan. 18, 2024, – Ikena Oncology, Inc. (Nasdaq: IKNA, “Ikena,” “Company”), a targeted oncology company forging new territory in patient-directed cancer treatment, today provided an organizational update outlining key objectives toward advancing the development of its lead targeted oncology assets, IK-930 and IK-595. The Company also announced an organizational streamlining that allows for the reallocation of resources from exploratory research and discovery towards the ongoing targeted oncology clinical programs. These efforts reinforce the Company’s dedication to maximize impact and drive advancements in patient-directed treatments for cancer.

“We are laser focused on driving IK-930 and IK-595 forward in the next year to interpretable and clear data reads as we continue to build value for investors,” commented Mark Manfredi, Ph.D., Chief Executive Officer of Ikena. “Our extended team has achieved many significant milestones together, and IK-930 and IK-595’s clinical progress is evidence of these collective efforts. Ikena will be forever grateful for the impact that each of the members of our discovery and research team has had. The renewed focus on our lead assets, IK-930 and IK-595, underscores our dedication to delivering the full therapeutic potential of our clinical candidates that we believe could transform the lives of cancer patients.”

IK-930: TEAD1-Selective Hippo Pathway Inhibitor

•	An optimized formulation is now being dosed in the clinic concurrently with the original formulation

•	The Company has expanded and accelerated targeted recruitment of mesothelioma patients and additional epithelioid hemangioendothelioma (EHE) patients

•	A clinical data update is planned for the second half of 2024

IK-595: MEK-RAF Molecular Glue

•	The initial cohort was dosed with IK-595 in December 2023 and has subsequently cleared the safety evaluation window

•	Enrollment of targeted RAS and RAF mutant cancer patients in dose escalation continues, where multiple dosing schedules are being explored

•	Backfill and expansion cohorts are planned in multiple indications where IK-595 may have differentiated advantages

Strategic and Corporate Updates

•	With the advancement of IK-930 and IK-595, the Company has made the strategic decision to reallocate resources from the discovery organization to the clinical programs

•	This includes a workforce reduction of approximately 35%, to be implemented over the course of the first quarter of 2024

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With approximately $175 million in cash, cash equivalents and marketable securities as of December 31, 2023 (unaudited), and as a result of the organization changes, the Company’s runway is extended into the second half of 2026

About Ikena Oncology

Ikena Oncology® is focused on developing differentiated therapies for patients in need that target nodes of cancer growth, spread, and therapeutic resistance in the Hippo and RAS onco-signaling network. The Company’s lead targeted oncology program, IK-930, is a TEAD1 selective Hippo pathway inhibitor, a known tumor suppressor pathway that also drives resistance to multiple targeted therapies. The Company’s second clinical stage program targets the RAS signaling pathway with IK-595, a novel MEK-RAF molecular glue. Ikena aims to utilize their depth of institutional knowledge and breadth of tools to efficiently develop the right drug using the right modality for the right patient. To learn more, visit www.ikenaoncology.com or follow us on X and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding: the timing and advancement of our targeted oncology programs, including the timing of updates; our expectations regarding the therapeutic benefit of our targeted oncology programs; our ability to efficiently discover and develop product candidates; our ability to obtain and maintain regulatory approval of our product candidates; expectations with respect to year end cash and projected cash runway; the anticipated results of our organizational changes; the implementation of our business model; and strategic plans for our business and product candidates. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those risks and uncertainties related to the timing and advancement of our targeted oncology programs; our expectations regarding the therapeutic benefit of our targeted oncology programs; our ability to efficiently discover and develop product candidates; the implementation of our business model, and strategic plans for our business and product candidates, the sufficiency of the Company’s capital resources to fund operating expenses and capital expenditure requirements and the period in which such resources are expected to be available, and other factors discussed in the “Risk Factors” section of Ikena’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, which is on file with the Securities and Exchange Commission (SEC), as updated by any subsequent SEC filings. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent our views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

Investor Contact:

Rebecca Cohen

Ikena Oncology

rcohen@ikenaoncology.com

Media Contact:

Luke Shiplo

LifeSci Communications

lshiplo@lifescicomms.com